EXHIBIT 99.1

China Marine Food Group Limited
Third Quarter 2010 Financial Results
November 10, 2010

Operator: Good morning, ladies and gentlemen.  Welcome to the China Marine Third Quarter 2010 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw your question at any time, please press the star, followed by the two.  If you’re using speaker equipment, you may need to lift the handset before making your selection.  As a reminder, this conference is being recorded today, Wednesday, November 10, 2010.

    I would now like to turn the conference over to your host, Mr. John Mattio, Senior Vice-President with HC International, Investor Relations Counsel for China Marine.  Please go ahead, sir.

John Mattio: Thank you very much, Operator, and good morning, everybody.  Joining us today from China are China Marine’s Chairman and CEO, Mr. Pengfei Liu, and the Company’s Chief Financial Officer, Mr. Marco Ku.  Mr. Liu and Mr. Ku will review and comment on financial and operational results for the third quarter of its fiscal year 2010.  They will then be available to answer any questions after their presentation.

    I would like to remind our listeners that on this call management’s prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements relating to the business of China Marine Food Group Limited and its subsidiary companies can be identified by the use of forward-looking terminology, such as “believes, accepts”, or similar expressions.  Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material cost, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.  China Marine Group Limited is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

    For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for seven days from Viavid.  Information about the webcast or the replay is available in the press release issued on November 3rd, and can also be obtained from HC International upon request.  As a reminder, the webcast version of this conference call is available through November 10, 2011.

    At this time, I would like to introduce Mr. Pengfei Liu, CEO and Chairman of China Marine.  Mr. Liu’s prepared remarks will be translated by Marco Ku.

Pengfei Liu: (Chinese spoken)

Marco Ku: Thank you, John.  Good morning and thank you for joining us for China Marine’s Third Quarter 2010 Earnings Conference Call.

    Sales of our Mingxiang® seafood snack products grew at a rapid rate and continues to be our most significant contributor to revenues in the third quarter of 2010.  Our two major sales regions, Fujian and Zhejiang, shows the greatest growth, and we’ve increased our regional sales management team from 24 to 46 sales managers to work with our fastest growing distributors.  The number of our sales outlets grew by 100, to reach 3,000 locations, in which consumers can find Mingxiang® products, and following our acquisition of ‘High-Power’ marine algae-based beverages, continues to contribute strong revenues and profits in the third quarter of 2010, and we anticipate continued growth of Mingxiang® seafood snack food and “Hi-Power” beverages throughout the year 2010, and 2011.

Pengfei Liu: (Chinese spoken)

Marco Ku: We are very pleased to see positive feedback from the market about our marine algae-based healthy drink.  Going forward, we will continue to launch a series of marketing and promotional campaigns to build both brand awareness and distributor loyalty, and with our valuable experience in Fujian this year this year, we look forward to replicating our success with “Hi-Power” in other provinces in China in coming years.

Pengfei Liu: (Chinese spoken)

Marco Ku: We are pleased that you are with us to learn more about our successes.  We believe that growing our manufacturing capacities, with the addition of a new product line, increased distribution products and development of a new storage facility will increase our profit margins, earnings per share and shareholder value.  Our goal is to create greater long-term shareholder value.  We are constantly working to diversify our shareholder base and support an aggregate price which reflects our intrinsic value.  Our CFO will now discuss our financial performance in the third quarter of 2010, and I look forward to answering your questions after he finishes his presentation.  Thank you.

Marco Ku: Thank you, Mr. Liu, and good morning, everyone.  We appreciate everyone joining the call today and, as procedure on our earnings call, we’d like to provide some of the new investors who are joining us with a brief overview of our Company.

    We are based in Shi Shi in Fujian Province and have operated as a seafood processor, distributor of seafood products and wholesaler of fresh marine catch since 1993.  Our CEO, Mr. Liu, was in the seafood trading business before the (inaudible) of China Marine.

    We have developed a category of food products, seafood jerky, which we buy as fresh marine catch, process, dry, flavor and package in our production facilities in Shi Shi.  Beginning this year, we also entered the beverage segment of products with the purchase of Xianghe Food’s “Hi-Power’ algae-based healthy drink, a very fast-growing segment of our business.  Our dried processed seafood products include dried prawns, dried squid, dried filefish, roasted prawns, roasted squid, roasted filefish, and other seafood items.  Our dried process seafood is predominantly sold under registered trademark, Mingxiang®, the translation of which is ‘peace of mind’, which was awarded the Fujian Famous Brand by the Fujian Commerce Authority.

    Our 29 different products are sold to distributors in Fujian, Zhejiang, Jiangsu, Guangdong, Shandong and Sichuan Provinces, who sell directly to major supermarkets and retailers, including convenience store chains in a lot of these provinces.  We use 19 exclusive distributors in seven provinces throughout China and have our products placed in more than 3,000 retail locations.  Our distributors are responsible for local monitoring, branding and promotional efforts.  Our processed food is characterized as a snack food in China, similar to the category in North America, chips, nuts and jerky.

    Our beverages are manufactured from marine algae extract, especially seaweed, and added to a tea-based beverage.  Our brand is “Hi-Power” or (Chinese spoken) in Chinese.  Since we have taken over the business, we have been able to leverage our existing distribution to increase our retail endpoint network to 12,000 retail points.  We are actively monitoring the green health benefits of “Hi-Power” to increase sales and are working together with local bottling facilities who blend and package our beverages for sale.

    Our frozen seafood products are sold directly to wholesalers within (inaudible) and either directly or indirectly to overseas customers.  In our press releases and on this call, we refer to this product segment as marine catch.  In April 2010, we announced a ceremonial ground-breaking for a new cold storage facility.  In our release, we provide an update to our construction, which is expected to be completed in the second half of 2011.  When fully operational, we expect the cold storage facility to produce 8 million in revenue from storage, product freezing and ice making, contributing about 4 million in net income, with net income margins of about 50%.

    Our fiscal year 2010 guidance is 100 million in revenues and 21.5 million in net income, which excludes a non-cash taxation charge of intangible assets generated from acquisition of the drink business we acquired in January of this year.

    Let me turn to an overview of our progress in the third quarter of 2010.  First, let me provide you with some consolidated highlights before we detail our progress by segment.

    Our revenue for the quarter was 22.7 million, up 69.2% from the third quarter in 2009.  In the quarter, we expanded our retail footprint for seafood snack food products by 100 sales points to 3,000 in total, and sales grew 31.0% year-over-year in our food segment.  “Hi-Power”, our Company’s algae-based beverage, was offered at 12,000 retail points by the end of the Q3, while quarterly revenues grew to $6.7 million.  Our gross margins improved by 472 basis points to 36.7%, and we produced earnings of 4.2 million, up 28.9% from Q3 2009, on a GAAP basis, due to non-cash charges.  We also reported an adjusted net income which excludes 0.6 million in non-taxation costs.  Our adjusted third quarter earnings are 4.8 million, with adjusted earnings per share, or $0.16, based on 29.4 million fully diluted shares outstanding.

    Our continued focus on the sales of products and packaged seafood snack foods produced 15.9 million in revenue, a 31% increase from 10.1 million in the third quarter of 2009, and accounted for about 70% of our total revenue in the third quarter.  We also added, approximately, 100 new retail locations which carry Mingxiang® brand snack foods.  As of September 30, 2010, the total number of retail locations in China Marine’s network is more than 3,000, which are located in the provinces of Zhejiang, Fujian, Guangdong, Shandong, Jiangsu and Sichuan, who report sales increases in most of our territories.

    During the quarter, we also recruited additional sales staff to strengthen our sales force.  On September 30, 2010, we had 46 sales people, compared to 22 in 2009.  Sales management developed new sales territories for us and worked closely with our exclusive distributors to promote Mingxiang® snack foods at the respective retail endpoint.

    In our first consecutive quarter of operations, revenue from our “Hi-Power” algae-based beverages was 6.7 million and accounted for approximately 29.7% of our total revenue in the quarter.  This fast-growing segment has greatly contributed to our sales in the quarter, which were primarily driven by reorders in our home province Fujian, where we increased promotion efforts.

    Since many of you may have questions about our promotion campaign for “Hi-Power”, I think that I’ll present them now.

    In the third quarter, we distributed promotional cans of “Hi-Power” to foster distributor loyalty, introduce more consumers to the beverage, build brand awareness and to stimulate sales.  We did so by offering a free can of “Hi-Power” for every three cans ordered, and, subsequently, we organized costs of “give-away” and taste-testing” promotional cans in our SG&A in the quarter.  In our first full year with new distributors, our sales and marketing departments opted against rebate programs in favor of providing distributors with promotional “Hi-Power” product.  We took such advice from our marketing managers, who we hired away from another well known global beverage company who used similar strategies to greatly expand sales for their previous employer.

    We debated the pros and cons of give-aways as a means to grow sales and studied past experience in China and other successful beverage roll-outs.  Collectively, and with buy-in, we and our distributors agreed that exposing more consumers to “Hi-Power” through give-aways and taste-testing promotions through direct marketing would be the most efficient model to increase sell through and build distributor loyalty.  Based on the success of the programs currently in place, we will review the cost benefit of promotional cans versus rebate incentives, which are most common for larger more (inaudible) beverage companies, in year 2011.

    We are very pleased to report the total number of retail endpoints reached 12,000 on September 30, 2010, which includes major international retailers, such as Walmart, China-based supermarkets like Trust-Mart, local convenience stores, bars, restaurants, school canteens and local corner stores which carry “Hi-Power” beverages, and certain locations where Mingxiang® branded seafood products are also sold.

    In the third quarter of this year, the “Hi-Power” sales team also expanded to 205 dedicated (inaudible) sales representatives, who work with our distributors and retail endpoints.  On average, those managers handle 50 to 100 retail points each and are responsible for point-of-sale maintenance, reorders of “Hi-Power” and promotional activities co-ordinated with distributors for respective territories.  We have been able to attract and retain senior managing executives from other well known beverage companies to work with “Hi-Power” distributors and to compete in the fast-growing beverage market in China.

    During the course of the quarter, we became increasingly aware that our initial plan to leverage our free distribution to penetrate new markets would not produce the types of results we would have liked for “Hi-Power”.  Though many of our food distributors have been asking to carry our new product line, our experience in Fujian with major beverage distributors has demonstrated that food and beverage distribution differs enough to warrant dedicated beverage distributors to carry “Hi-Power”.  With this experience and (inaudible), we’re looking to replicate our success with “Hi-Power” in other provinces in China in the future.  Based on our third quarter initiatives, we are confident that we will meet our new revenue guidance of 23 to 25 million for our beverage segment this year, which is an improvement from our previously stated 20 million.

    Our third revenue segment, frozen marine catch, contributed only 0.1 million in the quarter, compared to 1.3 million in the third quarter of 2009.  Typically, in the second half of the year, we sell bulk orders of frozen marine catch to select domestic and export distributors.  During the third quarter, we prepared for the marine catch trading season by accumulating 23.1 million worth of frozen catch inventory, stored in Fujian and Liaoning Provinces, where our marine catch customers are based.  We intend to sell most of our marine catch inventory in the coming quarter with gross margins of approximately 10%.  A majority of this catch represents similar types of squid we use in production of our seafood snack foods and thus limits our exposure to price fluctuations.  We estimate the marine catch and trade portion of our revenue streams will account for approximately 20% of our total sales in 2010.  With a healthy reserve of cash on our balance sheet and ample cash flows to fund our cap ex, we believe additional marine catch trading revenues and earnings are the best use of capital for the balance of this year.

    Total revenue in all segments, including Mingxiang® seafood snack foods, “Hi-Power” beverages and marine catch, for the quarter ended September 30, 2010, was 22.7 million, up 69.2% from 13.4 million in the prior year’s period.

    Our cost of goods sold totaled 14.3 million for the quarter, or 63.3% of revenues, for the period ended September 30, 2010.  Our cost of goods sold consists of the cost of raw materials, packaging materials, direct labor and manufacturing overhead.  In the seafood snack food segment, cost of raw materials account for the greatest percentage of costs and were 75.3% for the quarter, while packaging represented 12.9%.  Conversely, in the beverage segment, cost of raw material was 15.8% of the total cost of goods, with approximately 67.6% spent on packaging, which include two-color satin-finished cans and four-color case packaging for retail.  As a percentage of total cost of sales, our packing costs remained stable quarter-over-quarter.  The balance of cost of goods emanate from each product line’s manufacturing overhead.  We produce seafood snack foods at our dedicated production facilities in Shi Shi, while “H-Power” production is outsourced to third-party blending and bottling facilities in Fujian province.

    Our gross profit in the third quarter of fiscal year 2010 was 8.3 million, an increase of 94.2% from 4.3 million in the prior year.  Our consolidated gross margins were 36.7% for the quarter, a 472 basis point improvement from 32% for the same period of the prior year.  Gross margin for the processed seafood line was 34.5%, compared to 33.5% in the third quarter of 2009.  “Hi-Power” algae-based beverages generated gross margin of 42% and was the major contributor to our increase in gross profits.  We anticipate similar “Hi-Power” margins through the balance of the year and our (inaudible) 40% in gross profit margin.

    Selling, general and administrative expenses in the quarter ended September 30, 2010 were 2.7 million, compared to 0.7 million in the prior year period.  Increases were mainly attributed to increased sales and advertising costs associated with “Hi-Power” sales and the recruitment and training of those new sales personnel in both sales teams.  In particular, our SG&A reflects promotional costs to build our “Hi-Power” customer base, which I explained earlier.  As a result, SG&A costs, as a percentage of sales, were 11.9% for the quarter, versus 5% in 2009.

    Our operating income in the third quarter of 2010 was 5 million, with an operating margin of 22%, compared to 3.6 million and 26.9%, respectively, in the prior year’s period.

    Based on our 15% preferential tax rate secured through 2012, GAAP net income for the quarter was 4.2 million, compared to 3.2 million, a 28.9% increase year-over-year.  Adjusted non-GAAP net income for the third quarter of 2010, which excludes the non-cash amortization charge, was 4.8 million, a 47.2% increase year-over-year.  Earnings per weighted average diluted shares were $0.14, based on 29.4 million fully diluted shares, while adjusted earnings were $0.16 per share.

    Our revenue during the nine months ended increased by 56.3% to 69.9 million.  Sales of seafood snack foods increased by 37.8% to 51.7 million.  Sales of “Hi-Power” algae-based beverages were 17.3 million during the nine months.  As a reminder, we acquired the beverage company in January 2010, and thus there is no comparative data.

    Our gross profit was 25.1 million, an increase of 89% from 13.3 million, and a consolidated gross margins level of 36%, a 623 basis point improvement over the year ago period.  Our gross margins for the processed seafood line, “Hi-Power” beverages and marine catch businesses were 34.5%, 40.9% and 23.7%, respectively.

    SG&A expenses for the nine months were 5.3 million, compared to 1.9 million in the prior year’s period.  Increases were largely as a result of sales and advertising costs associated with the new beverage business and new staff hires.  Our operating income was 17.9 million and operating margin of 25.7%, a 58.4% year-over-year increase from 11.3 million in the prior year’s period, when operating margins were 25.3%.

    Nine months GAAP net income was 14.9 million, compared to 10.2 million in 2009, a 46.1% increase.  Our earnings per weighted average diluted shares were $0.51, based on 29 million fully diluted shares.  Adjusted non-GAAP net income for the nine-month period excludes 1.8 million in non-cash amortization charges, which equates to approximately 0.6 million per quarter.  As a result, our adjusted net income for the period was 16.7 million, a 63.4% increase year-over-year, with earnings per share of $0.57 for the nine-month period ended September 30, 2010.

    As of September 30, 2010, we had 16.9 million in cash, compared to 7.1 million as of December 31, 2009.  Cash flows from operations were a negative of 2.9 million due to higher net income being offset by increased inventories for marine catch.  Our working capital was 56 million, up from 48.4 million as of December 31, 2009.  Our current ratio was 12.1 to 1 on September 30, 2010, compared to 7 to 1 on December 31, 2009.  Accounts receivable were 12 million, compared to 18.8 million as of year end day of last year, which was in line with our collection terms of about 60 days.  We are most pleased to report our shareholder equity increased by 76.2% to 105.4 million for the period under review.

    Now, for a couple of quick updates.

    We broke ground in April and then after some building permit delay we commenced construction of our new cold storage facility in the third quarter of 2010, which we anticipate completing in the second half of 2011.  This project is expected to contribute approximately 8 million in revenues and 4 million in net income yearly once fully operational.  Overall cap ex year to date were 13.3 million, and we expect a total expenditure of approximately 20 million to complete the build-out throughout 2011.

    If you saw our news yesterday morning, I’ll be on the west coast of the States and New York to meet with investors in Los Angeles and San Diego, and then head down to New York to present at the Brean Murray Conference.  If you would like to set up a meeting, please reach out to John Mattio at HC International, who can arrange one in the cities we will visit next week.

    On behalf of the entire China Marine management team, we want to thank you for your interest and participation in this call.  Please visit our corporate website at www.china-marine.cn.  We look forward to updating you on our progress next quarter and seeing you at Investor Conferences in China and, hopefully, in our facilities in the near future.  We look forward to speaking to you again at the next earnings call and will now take any questions that you may have.  Thank you so much.

Operator: Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one at this time.  As a reminder, if you are using a speaker phone, please lift the handset before making your selection.  If you would like to withdraw your question at any time, please press the star, followed by the two.  Once again, please press star, one for a question.

    The first question is from the line of Julie Chen with Hudson Securities.  Please go ahead.

Julie Chen: Thank you very much.  Good evening.  I have (inaudible) of questions, but the first question is clarity.  Can you give a little bit of clarity in terms of the markets and geographic penetration?  The SG&A expenses absorbed some of these promotional activities that you did for “Hi-Power”.  I’d just like to get some clarity what it is—is it a long-term, nine-to-twelve-month event that we’re going to see this trend going, or is this a short-term, maybe six-month event, where we see SG&A absorbing the promotional activities?

    The second part of that is on processed seafood, we saw a significant jump year-over-year for processed seafood.  We also noted geographic areas that you have major penetration and presence.  Can you give us some idea of where you’re going next, as well?

Marco Ku: Thank you so much.  The first question is related to the sales and marketing.  In fact, you can see a kind of significant increase over the amount of sales and marketing expenses being incurred during the quarter, the third quarter 2010.  The major reason, as we explained earlier, is because we have to—you know, the manufacturer of those beverages is China Marine, we have to bear the costs of above-the-line marketing to support the sales with those distributors where they will be responsible for the direct marketing.  That’s why we have to work hand-in-hand.  You can see that in the third quarter of 2010.  Actually, we launched a series of marketing campaigns to support the sales, like TV commercial, the radio station, and lots of advertisements on the buses, on the high-speed trains, billboards, magazines, lots of things.  Then, our distributors, at the same time, they will work together with us to introduce the right marketing, like free tasting, you know, hire those promoters to stay into markets, which of course to do the direct marketing or promotion in front of the end users, something like that.   We work hand-in-hand.  That’s why we would like to say that these kinds of promotion campaigns will be continued going forward.

    Right now, you can see most of the revenues coming from Fujian.  So, going forward, if we build into other new areas like maybe, you know, Guangdong or Zhejiang in the coming years—actually, we will copy the model, which is very successful for us, because this is the first year for us to launch the product in China, but the feedback is pretty good, and that’s why we will copy this successful model throughout the areas going forward, as well.

    For the processed seafood product, you can see that we still achieve a very good growth rate from the two areas like Fujian and Zhejiang.  You can see a little bit slow from other new areas like Shanghai, Guangdong and Sichuan.  To be frank, we are also not that satisfied with the performance of those distributors to the new ones that we work together since a year ago.  So, probably, what we’re doing is—of course, at the same time, we will look for other new regions to enter into, but at the same time, for these areas, we will also identify other new distributors to be replacement or to be worked together with those existing ones to achieve a better performance going forward.

Julie Chen: Great.  So, for clarity, you’re going to copy the same model for the algae-based beverage promotional in other provinces, which includes the buy-three-get-one-free, just for clarity?

Marco Ku: Put it this way, I think the buy-three-get-one-free is a kind of campaign that we can ask our distributors to work more aggressively on the promotion of “Hi-Power”, and this is a kind of channel for those end users to have a chance to taste the product.  Of course, buy-three-get-one-free is only a campaign.  You can do whatever, buy-ten-get-one-free, something like that, or you can offer a rebate to the distributor, as well.  But, the buy-free program could be one of the events that we will work along with the distributors going forward in other areas, as well.

Julie Chen: Got it.  In terms of marine catch, you have about 23.1 million of inventory of marine catch out there.  You mentioned that most of it will be sold in the fourth quarter.  Can you give some definition of “most”?  Is most 50%, is most 60%, is it 90%?

Marco Ku: I would like to say all of them, but I think most of them, over 80 or 90% of them will be sold in Q4 at least.

Julie Ku: Oh, got it.  In terms of the cold storage, you also mentioned that the net margin’s about 50%.  For my segmentation model, I’m trying to figure out how do you achieve a 50% net margin when, in fact, marine catch for the fourth quarter, you’re looking at 10% growth margin.

Marco Ku: Okay, so for the difference, actually, we’re talking about the operations of cold storage facility and the revenues of the business, including the cold storage service, the product blast freezing service, and also the ice making or selling service.  We’re talking about from these three, they will generate 4 million net income, which is 50% net income margin.

Julie Chen: Got it.  So, cold storage is independent of marine catch trading is what you’re saying?

Marco Ku: Exactly.

Julie Chen: Got it.  So, my last question is on dividend.  On your 10-Q, you pay out about $1.3 million of dividend.  Could you give some insight who this dividend is being paid to and is this a one-time event or is this something that we’re looking forward to almost every third quarter or every year?

Marco Ku: The dividend is actually being paid out to Xianghe Food’s original owner, which is related to the 2009 results.  So, going forward, we don’t anticipate any kind of dividends, especially when we have such a fast-growing business, and that’s why we don’t anticipate any dividend to be paid out.

Julie Chen: Okay, great.  Thank you.

Marco Ku: Thank you.

Operator: Thank you.  Our next question is from the line of Jodi Dai of Global Hunter Securities.  Please go ahead.

Jodi Dai: Hi, this is Jodi Dai for (inaudible).  First of all, thank you for taking our questions and congratulations on a good quarter.  We have a relatively quick question, which is, you know, in regards to your seafood snack food segment, we would assume that Q4 is a seasonally strong quarter for this segment, so we just wonder if you would give us some color on your visibility for the quarter, just in terms of how should we expect it on the growth relative to this quarter.  Thank you.

Marco Ku: Thank you.  Yes, you’re correct.  Actually, Q4 will be a strong quarter for us because it is right in front of the Chinese Lunar New Year, and I think that we will still achieve very strong growth from the two areas, including Fujian and Zhejiang, so probably the growth rate year-over-year, to be conservative, will be somewhere in-between 25 to 30%, and I think that for the full year we should be able to achieve 30% year-over-year growth for the full year.

Jodi Dai: Great.  Thank you.

Marco Ku: Thanks.

Operator: Thank you.  Our next question is from the line of Les Bryant with UBS Financial Services.  Please go ahead.

Les Bryant: Thank you.  I have just a curiosity here in regards to your kick-off costs on your “Hi-Power” drink.  Are you expensing those as occurred or are you capitalizing it over a certain period of time?

Marco Ku: Sorry, you’re talking about the …

Les Bryant: The initial costs.  Your rebates, your free samples, et cetera, is that being charged off against your current sales or are they being capitalized?

Marco Ku: Not at all.  We charge it all to the P&L as sales and marketing expenses.

Les Bryant: Okay, good.  Just one more question.  On your cold storage and ice facility, are you going to have a dock there for the boats to come in?

Marco Ku: Good question, and I would like to invite you (inaudible), because, actually, that facility is right next to the dock, because this is the place, you know, being reserved by the government, and also will be exclusive for serving the fishing port right next to our facility.  So, actually, the facility itself is right next to the fishing port.  If you come down next time, actually, the distance between the dock and also the facility is somewhere like 30 meters, something like that.

Les Bryant: Okay, okay.  So, you will be selling ice to the ships when they go out; is that correct?

Marco Ku: Correct.

Les Bryant: Okay.  When the ships come in, or the fishing boats come in, they can leave their catch with you in the freezer until it’s sold?

Marco Ku: Of course.

Les Bryant: I was just trying to get my mind around exactly how it’s going to work.

Marco Ku: No problem.  Thank you.

Les Bryant: Okay.  Thank you very much.

Operator: Thank you.  Ladies and gentlemen, as a reminder, if you would like to ask a question, please press the star, followed by the one at this time.  If you’re using speaker equipment, you may need to lift the handset before making your selection.

    The next question is from the line of Joy Wang with Rodman & Renshaw.  Please go ahead.

Joy Wang: Good morning, Marco.  I just have one question regarding the gross margin expansion.  I understand that a lot of it is attributable to the product mix, the sales mix shift towards (inaudible), and that’s leading to gross margin expansion, but, particularly with the seafood snacks, can you tell us about sort of the—it’s very consistent year-over-year gross margin expansion this year.  What part of that is increasing AFPs versus perhaps input costs, or economies of scale?  How do you think about that?

Marco Ku: Okay, that’s a great question.  Actually, when you look into the cost structure of our processed seafood products, you can see that approximately 75% of the cost goes with the raw materials, and that is why if the price of raw materials goes up, it will seriously impact our GP margin rate.  But, the good news is, as you know, we use only use the small fishes, small shrimp as the raw materials for the production of snack foods, and that’s why these kind of, you know, small fishes, it could be treated as a kind of byproduct from the fishermen.  They just want to catch those big ones, expensive ones, but at the same time they’ll catch small ones, and we take a chance, we take this advantage to buy them as kind of the raw materials for the production of snack food, and that’s why, actually, the prices of these kinds of materials are quite stable year-over-year.  Even though we may experience an increase, but it is not material.  On the other hand, to be frank with you, I think that the price increase pressure from other areas, like payroll, like other packaging materials, they are even more than raw materials.  So, going forward, we still feel a little bit pressure over the GD margin for the snack food business, but as long as we can increase the sales price, like what we did this year, then you may be able to maintain the margin.  So, going forward, maybe for the next year, I think that we will still keep our margin over 30%, it should be at least 32/33, even though we have the inflation pressure over the price.  But, hopefully, I will say that we will also co-ordinate with the distributors and see there will be any room for us to increase our selling price at the same time.

Joy Wang: Great.  Thank you.

Marco Ku: Thanks.

Operator: Thank you.  Our next question is from the line of Alberto Bassetto with Jayhawk Capital.  Please go ahead.

Alberto Bassetto: Hi, Marco.  Congratulations on the quarter.  Can you say something more about the (inaudible) revenue for the fourth quarter (audio interference).

Marco Ku: Yes, right now, I think that with data in hand I have, I think that—you know, we have great new guidance (unintelligible).  The Q4 revenue from “Hi-Power” will be equivalent to the Q3 sales.  But, in fact, I think that we are very confident that the Q4 revenue will be much better than Q3, because we are putting a lot of efforts over the sales and marketing campaign and at the same time it will be a good season in Q4 because of the Lunar Chinese New Year, but of course the winter time will set off some of the, you know, responses.   We do think given the current orders in hand, and also the performance in October, I think that the revenues in Q4 from “Hi-Power” beverage sales will be much better than Q3.

Alberto Bassetto: Thanks.

Operator: Thank you.  Once again, ladies and gentlemen, if you have a question, please press the star, followed by the one at this time.

    We have a follow-up question from Ms. Julie Chen.  Please go ahead.  Ms. Chen, your line is open.

Julie Chen: Yes, thank you very much.  Hi, Marco.  I just want to follow up on your guidance for a little bit.  You had mentioned that you’re maintaining 100 million top line and 1.5 net income.  So, let’s go to the top line for a little bit.  I’m trying to work out the math.  Do you think processed seafood will continue to grow?  You’re going to sell most of your marine catch business, where you have about 23.1 of inventory there, and you think that your algae-based drink is going to do slightly better than the third quarter.  So, are you trying to imply that your top line may be a little bit too conservative at this time?

Marco Ku: Yes, you can say that.  You know what?  Actually, the top line will be a little bit conservative at the same time because, you know, we invest into more of the sales and marketing campaigns this year and that’s why the bottom line will be—I think it will be a little bit better than our guidance, but we have to, you know, be conservative, and that’s why probably we won’t revise the guidance, but we will keep it as it is.  But, you are correct, that the revenue guidance is a little bit conservative.

Julie Chen: Great.  Thank you, Marco.

Marco Ku: Thank you.

Operator: Thank you.  Our next question is from the line of Len Goldberg with Goldberg Capital Management.

Len Goldberg: Good evening.  That’s Len Goldberg.  Thanks for taking my call.  Could you give us a little more insight regarding seasonality of both the seafood business and the drink business, please?

Marco Ku: Oh, definitely.  In fact, for the seafood business, I think that the peak season will be somewhere around in Q4 and Q1, the reason because of the Lunar Chinese New Year season, and that’s when a lot of people do buy fish.  For the drink, I think it will go another way, because summer time will be a good season for the drink and winter time will slow down a little bit.

Len Goldberg: Thank you.

Operator: Thank you.  Our next question is from the line of Les Bryant with UBS Financial Services.  Please go ahead.

Les Bryant: Are you seeing any pressures to do export of your “Hi-Power” drink?

Marco Ku: That’s a very good question.  Actually, some of the, you know, especially from Japan, the Japanese people, they take algae on a daily basis for every single meal.  They (unintelligible).  Actually, some distributors, they come over to us and say whether they can carry the product for us in Japan.  But, right now, it seems like we would like to focus on the China market first, because right now, you know, most of our revenue is coming Fujian and then we still have lots of provinces in China.  So, I think the next step will be for China first and then we’ll think about the export market.  Thank you.

Les Bryant: Okay.  Thanks.

Operator: Thank you.  At this time, I show no further questions in the queue.  I’d like to turn the conference back over to Marco Ku with any closing remarks.  Please go ahead.

Marco Ku: Thank you.  I would like to thank you for anyone who joined us today and also to ask those meaningful questions for us.  Right now, I’m packing up and I’m going to the States next week, so I hope to see all of you in the States, if possible, and I look forward to meeting up with you and answer any questions, accordingly.  Thank you so much, everyone.

Operator: Thank you.  Ladies and gentlemen, this does conclude the China Marine Third Quarter 2010 Earnings Conference Call.  We’d like to thank you for your participation.  You may now disconnect.